Exhibit 99.1

Global Payment Technologies Announces Fiscal 2008 Second-Quarter Results

BOHEMIA, N.Y.--(BUSINESS WIRE)--Global Payment Technologies, Inc. (Over the Counter Bulletin Board Symbol: GPTX.OB) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, today announced its fiscal 2008 second-quarter results.

Summary of Financial Highlights (Dollar amounts in 000s, except per share data)
	Three Months Ended 3/31			Six Months Ended 3/31
	2008	2007	Change	2008	2007	Change
Net Sales	$2,921	$2,802	4.2%	$5,432	$6,766	(19.7%)
Net (Loss)	($1,060)	($1,330)	20.3%	($2,004)	($2,579)	22.3%
Net (Loss) Per Share
Basic	($0.15)	($0.21)	$0.06	($0.29)	($0.41)	$0.12
Diluted	($0.15)	($0.21)	$0.06	($0.29)	($0.41)	$0.12

Andre Soussa, who was named Chairman of the Board and Chief Executive Officer on February 5, 2008 stated, “I stepped into the role of Chairman and CEO in February 2008 and immediately set up several initiatives aimed at stabilizing the company in order to eliminate the losses. The results in this quarter include losses that are a legacy of prior activities in the company and approximately $200 thousand in expenses related to the recently completed Securities Purchase Agreement. In the short time frame that I have had in this quarter, excluding the expenses related to the financing, we were able to minimize the net losses to the lowest level in 6 quarters. Our sales for the second quarter ended March 31, 2008, exceeded quarterly sales for the comparable period last year as well as this year’s first quarter sales and the fourth quarter of last year. Cost reduction measures as well as steps to maintain our material supply chain were employed to reduce the losses during this quarter.

Our faithful customers have supported us over this period and our backlog of sales orders remains strong.

In the past two months we have spent a considerable amount of time and effort reviewing all facets of the business. There is great room for improvement and we are currently defining the exact process required to rebuild this company. We will communicate our vision in the very near future via further press releases. We will be implementing an aggressive game plan aimed at reinvigorating the company to a NEW GPT.”

Net sales increased by 4.2%, or $119,000, to $2,921,000 in the three months ended March 31, 2008 as compared with $2,802,000 in the comparative prior-year period. This sales increase was due to increased sales in the gaming market.

Net sales decreased by 19.7%, or $1,334,000, to $5,432,000 in the six months ended March 31, 2008 as compared with $6,766,000 in the comparative prior-year period. This sales decrease was due to $843,000 decreased sales to the gaming market and $491,000 decreased sales to the beverage and vending market.

Gross profit decreased to $584,000, or 20% of net sales, in the three months ended March 31, 2008 as compared with $627,000, or 22.4% of net sales, in the comparative prior-year period. The most significant factor affecting the Company's gross profit percentage is the unit sales levels achieved and their relationship to manufacturing costs.

Gross profit decreased to $1,101,000, or 20.3% of net sales, in the six months ended March 31, 2008 as compared with $1,339,000, or 19.8% of net sales, in the comparative prior-year period. The most significant factor affecting the Company's gross profit percentage is the unit sales levels achieved and their relationship to manufacturing costs.

Operating expenses decreased to $1,582,000, or 54.2% of sales, in the three months ended March 31, 2008 as compared with $1,939,000, or 69.2% of sales, in the comparative prior-year period. This decrease of $357,000 is primarily the result of lower payroll, travel, and consulting expenses. The Company also reduced its operating expenses by moving to a smaller facility, which is more appropriate to the size of the business in July 2007. The Company charged $58,000 to operations during the three months ended March 31, 2008 and March 31, 2007 representing the fair value of stock options granted to employees, officers and directors.

Operating expenses decreased to $3,035,000, or 55.9% of sales, in the six months ended March 31, 2008 as compared with $3,889,000, or 57.5% of sales, in the comparative prior-year period. This decrease of $854,000 is primarily the result of lower payroll, travel, and consulting expenses. The Company also reduced its operating expenses by moving to a smaller facility, which is more appropriate to the size of the business in July 2007. The Company charged $77,000 to operations during the six months ended March 31, 2008 as compared to $58,000 in the prior year representing the fair value of stock options granted to employees, officers and directors.

Interest expense increased to $60,000 as compared to interest expense of $16,000 in the comparable prior-year period. The increase was primarily associated with the issuance to GPTA of a one-year secured term note in the principal amount of $440,000 that bears interest at a rate equal to the prime rate plus 3.0% and the amortization of the warrants issued in connection with the convertible note of $400,000. The convertible note matures in June 2009.

Interest expense increased to $62,000 as compared to interest expense of $25,000 in the comparable prior-year period. The increase was primarily associated with the issuance to GPTA of a one-year secured term note in the principal amount of $440,000 that bears interest at a rate equal to the prime rate plus 3.0% and the amortization of the warrants issued in connection with the convertible note of $400,000. The convertible note matures in June 2009. .

With respect to the provision for income taxes, the effective rate was 0.9% as compared with 0.1% in the prior-year period. The Company provided a full valuation allowance against its deferred income tax assets in the fourth quarter of fiscal 2003 and continues to provide a full valuation allowance at March 31, 2008. The valuation allowance is subject to adjustment based upon the Company’s ongoing assessment of its future taxable income and may be wholly or partially reversed in the future.

With respect to the provision for income taxes, the effective rate was 0.9% as compared with 0.1% in the prior-year period. The Company provided a full valuation allowance against its deferred income tax assets in the fourth quarter of fiscal 2003 and continues to provide a full valuation allowance at March 31, 2008. The valuation allowance is subject to adjustment based upon the Company’s ongoing assessment of its future taxable income and may be wholly or partially reversed in the future.

Net loss for the quarter ended March 31, 2008 was $1,060,000, or $0.15 per share, as compared with $1,330,000, or ($0.21) per share, in the comparative prior-year period.

Net loss for the six months ended March 31, 2008 was $2,004,000, or $0.29 per share, as compared with $2,579,000, or $0.41 per share, in the comparative prior-year period.

Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: Statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources; dependence on a limited base of customers for a significant portion of sales; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.

– SEE ATTACHED TABLES –

GLOBAL PAYMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(000s)

	unaudited
	3/31/2008	9/30/2007
ASSETS

CURRENT ASSETS:
CASH AND CASH EQUIVALENTS	$859	$879
ACCOUNTS RECEIVABLE, NET	1,035	1,030
INVENTORY, NET	3,278	3,768
PREPAID EXPENSES AND OTHER CURRENT ASSETS	39	178

TOTAL CURRENT ASSETS	5,211	5,855

PROPERTY AND EQUIPMENT, NET	642	822
CAPITALIZED SOFTWARE COSTS, NET	67	89
OTHER ASSETS	81	36
TOTAL ASSETS	$6,001	$6,802

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
BORROWING UNDER DEBT FACILITY	$-	$353
CURRENT PORTION OF LONG-TERM DEBT	8	40
NOTE PAYABLE, RELATED PARTY	440	-
ACCOUNTS PAYABLE	2,102	2,003
ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES	1,240	936

TOTAL CURRENT LIABILITIES	3,790	3,332

CONVERTIBLE NOTE, RELATED PARTY, NET	44	-

TOTAL LIABILITIES	3,834	3,332

SHAREHOLDERS' EQUITY:
COMMON STOCK	78	68
ADDITIONAL PAID-IN CAPITAL	14,570	13,912
RETAINED (DEFICIT) EARNINGS	(11,028)	(9,024)
ACCUMULATED OTHER COMPREHENSIVE INCOME	46	13
	3,666	4,969
LESS: TREASURY STOCK	(1,499)	(1,499)

TOTAL SHAREHOLDERS' EQUITY	2,167	3,470

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,001	$6,802

GLOBAL PAYMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN OOOs EXCEPT SHARE AND PER SHARE DATA)

	(unaudited)		(unaudited)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	MARCH 31,		MARCH 31,

	2008	2007	2008	2007

NET SALES	$2,921	$2,802	$5,432	$6,766

GROSS PROFIT	584	627	1,101	1,339

OPERATING EXPENSES	1,582	1,939	3,035	3,889

(LOSS) INCOME FROM OPERATIONS	(998)	(1,312)	(1,934)	(2,550)

OTHER EXPENSE:
INTEREST EXPENSE, NET	(60)	(16)	(62)	(25)
TOTAL OTHER EXPENSE	(60)	(16)	(62)	(25)

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,058)	(1,328)	(1,996)	(2,575)

PROVISION FOR INCOME TAXES	2	2	8	4

NET LOSS	$(1,060)	$(1,330)	$(2,004)	$(2,579)

PER SHARE INFORMATION:
BASIC	$(0.15)	$(0.21)	$(0.29)	$(0.41)
DILUTED (1)	$(0.15)	$(0.21)	$(0.29)	$(0.41)

COMMON SHARES USED IN COMPUTING PER SHARE AMOUNTS:
BASIC	6,981,526	6,218,201	6,876,283	6,218,201
DILUTED (1)	6,981,526	6,218,201	6,876,283	6,218,201

(1) FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007 AND THE SIX MONTHS ENDED MARCH 31, 2008 AND 2007, THE WEIGHTED AVERAGE SHARES OUTSTANDING USED IN THE CALCULATION OF NET LOSS PER COMMON SHARE DID NOT INCLUDE POTENTIAL DILUTIVE SHARES OUTSTANDING BECAUSE THEY WERE ANTI-DILUTIVE.

CONTACT:
PR Financial Marketing
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com
or
Global Payment Technologies, Inc.
William L. McMahon, President-CFO
631-563-2500 ext. 273